UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 13, 2008

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 5600, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On May 13, 2008, Petrohawk Energy Corporation (the “Company”) issued $500 million principal amount of its 7 7/8% senior notes due 2015 (the “Notes”). The Notes were issued under and are governed by an indenture dated May 13, 2008 (the “Indenture”), between the Company, U.S. Bank Trust National Association, as trustee (“Trustee”), and each of the Company’s subsidiaries that have guaranteed the Notes (the “Guarantors”). The Indenture contains customary terms, events of defaults and covenants relating to, among other things, the incurrence of debt and limitations on asset sales. On or after June 1, 2012, the Company may redeem some or all of the Notes at a purchase price equal to 103.938% of the principal amount of the Notes, plus accrued and unpaid interest, if any, with such optional redemption prices decreasing to 101.969% and 100.00% of the principal amount of the Notes in 2013 and 2014, respectively. Prior to June 1, 2011, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest. If the Company experiences a change of control, the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any. A copy of the Indenture is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

The Notes are general unsecured senior obligations of the Company. The Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Guarantors and future domestic subsidiaries of the Company. The Notes and the guarantees rank equal in right of payment with all existing and future senior indebtedness of the Company and the Guarantors, and senior in right of payment to any future subordinated indebtedness of the Company and the Guarantors, as applicable. The Notes and the guarantees are effectively subordinate in right of payment to any secured indebtedness of the Company and the Guarantors to the extent of the collateral securing such indebtedness, including indebtedness under the Company’s senior revolving credit facility.

In connection with the sale of the Notes, the Company and the Guarantors entered into a registration rights agreement, dated May 13, 2008 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company and the Guarantors have agreed to use their reasonable best efforts to register with the United States Securities and Exchange Commission a new issue of notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable notes, if the restrictive legend on the Notes has not been removed and the Notes are not freely tradable (by persons other than the Company’s affiliates) pursuant to Rule 144 under the Securities Act of 1933, as amended, as of the first anniversary of the issue date. In certain circumstances, the Company and the Guarantors may be required to file a shelf registration statement to cover resales of the Notes. If the Company and the Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the Notes under certain circumstances. A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture and the Registration Rights Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed as part of this current Report on Form 8-K:

Exhibit No.	Item
4.1	Indenture, dated May 13, 2008, among the Company, the subsidiary guarantors named therein, and U.S. Bank Trust National Association.

4.2	Registration Rights Agreement, dated May 13, 2008, among the Company, the subsidiary guarantors named therein, and Lehman Brothers Inc., on behalf of Lehman Brothers Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, and Wells Fargo Securities, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By	/s/ C. Byron Charboneau
C. Byron Charboneau Vice President – Chief Accounting Officer and Controller

Date: May 15, 2008

INDEX TO EXHIBITS

Exhibit No.	Item
4.1	Indenture, dated May 13, 2008, among the Company, the subsidiary guarantors named therein, and U.S. Bank Trust National Association.

4.2	Registration Rights Agreement, dated May 13, 2008, among the Company, the subsidiary guarantors named therein, and Lehman Brothers Inc., on behalf of Lehman Brothers Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, and Wells Fargo Securities, LLC.